Exhibit 5

June 19, 1997

The Board of Directors
CRIIMI MAE INC.
11200 Rockville Pike
Rockville, MD  20852

     RE: CRIIMI MAE INC.'s Registration Statement on Form S-8 Relating to the Amended and Restated CRIIMI MAE INC. Stock Option Plan for Key Employees

Ladies and Gentlemen:

We have acted as counsel to CRIIMI MAE INC. (the "Company") with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended (the "Act"), by the Company of an aggregate of 500,000 shares of its common stock, par value $.01 per share (the "Shares"), issuable upon exercise of stock options granted under the Company's Amended and Restated Stock Option Plan for Key Employees (the "Plan").

As counsel to the Company, we have examined the Company's Articles of Incorporation, as amended, and such Company records, certificates and other documents and relevant statutes, regulations, published rulings and such questions of law as we considered necessary or appropriate for the purpose of this opinion.

In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have relied upon the representations and statements of officers and other representatives of the Company with respect to the factual determinations underlying the legal conclusions set forth herein. We have not attempted to verify independently such representations and statements.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Maryland as currently in effect, and we express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing and the other qualifications herein, we are of the opinion that when the Registration Statement has become effective under the Act, and upon issuance and delivery of the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to all references to our firm in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

This opinion is rendered solely for your benefit in connection with the transactions described above upon the understanding that we are not hereby assuming any professional responsibility to any other person. Except as provided in the preceding paragraph, this opinion may not be relied upon by any other person and this opinion may not be used, disclosed, quoted, filed with a governmental agency or otherwise referred to without our express prior written consent. The opinions expressed in this letter are limited to the matters expressly set forth herein, and no other opinions should be inferred beyond the matters expressly stated herein.

Very truly yours,


SWIDLER & BERLIN, CHARTERED